                                                                    EXHIBIT 99.5

                               FORM OF
                   INVESTMENT ADVISORY AGREEMENT

          AGREEMENT made this 1st day of January, 1981, by and between MERRILL LYNCH MUNICIPAL BOND FUND, INC., a Maryland corporation (the "Fund"), and FUND ASSET MANAGEMENT INC., a
Delaware corporation (the "Adviser"):

                       W I T N E S S E T H :

          WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company
Act");

          WHEREAS, the Fund is comprised of three separate
Portfolios, each of which pursues its investment objective through separate investment policies;

          WHEREAS, the Adviser is engaged principally in rendering advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

          WHEREAS, the Fund desires to retain the Adviser to render investment supervisory and corporate administrative services to the Fund in the manner and on the terms hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Adviser hereby agree as follows:

                             ARTICLE 1.

                       Duties of the Adviser

          The Fund hereby employs the Adviser to act as the investment adviser to and manager of the Fund and to manage the investment and reinvestment of the assets of each of its Portfolios and to administer its affairs, subject to the supervision of the Board of Directors of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

          (a) investment Advisory Services. In acting as investment adviser to the Fund, the Adviser shall regularly provide the Fund with such investment research, advise and supervision as the latter may from time to time consider necessary for the proper supervision of its Portfolios and shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, Bold or exchanged and what portion of the assets of each Portfolio shall be held in the various securities in which it may invest, subject always to the restrictions of the Fund's Articles of Incorporation and By-Laws, as amended from time to time, the provisions of the Investment Company Act, and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus of the Fund under the Securities Act of 1933 (the "Prospectus"). The Adviser shall also be responsible for all duties arising in connection with any portfolio insurance policies, which the Insured Portfolio maintains. Should the Board of Directors of the Fund at any time, however, make any definite determination as to investment policy and notify the Adviser thereof, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities of each Portfolio with brokers or dealers selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek to obtain for the Fund the most favorable execution and price within the meaning of such terms as determined by the Board of Directors and set forth in the Prospectus. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, and other applicable provisions of law, nothing shall prohibit the Adviser from selecting brokers or dealers with which it or the Fund is affiliated.

           (b) Administrative Services. In addition to the performance of investment advisory services, the Adviser shall perform or supervise the performance of, administrative services in 'connection with the management of the Fund and the Portfolios. In this connection, the Adviser agrees to (i) assist in supervising all aspects of the Fund's operations, including the coordination of all matters relating to the functions of the custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Fund, (ii) provide the Fund, at the Adviser's expenses, with services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Fund, including duties in connection with shareholder relations, reports, redemption requests and account adjustments and the maintenance of certain books and records of the Fund, (iii) provide the Fund, at the Adviser's expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement, and (iv) supervise and administer the operation of the Exchange Privilege referred to in the Prospectus. The Fund acknowledges that the Adviser intends to arrange for the provision of services and the performance of functions referred to in this subsection (b) by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Administrator") pursuant to an Administration Agreement between the Adviser and the Administrator.

                             ARTICLE 2.

                Allocation of Charges and Expenses

           (a) The Adviser. The Adviser assumes and shall pay for maintaining the staff and personnel and shall at its own expense ,provide the equipment, office space and facilities, necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Fund and the fees of all directors of the Fund who are affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries.

           (b) The Fund. The Fund assumes and shall pay all expenses of the Fund, including, without limitation, organization costs, insurance (including portfolio insurance maintained by the Insured Portfolio), taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports and prospectuses (except to the extent paid by the Distributor) , charges of the Custodian and Transfer Agent, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal and state securities laws, fees and expenses of directors who are not affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries, accounting and pricing costs (including the daily calculation of net asset value), interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

                             ARTICLE 3.

                    Compensation of the Adviser

          (a) Investment Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Adviser, the Fund shall pay to the Adviser at the end of each calendar month a fee based upon the average daily value of the net assets of the Portfolios, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Prospectus. During any period when the determination of net asset value is suspended by the Board of Directors of the Fund, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.
          The fee with respect to each Portfolio shall be at the rates set forth below. These rates are subject to reduction to the extent that the aggregate of the average daily net assets of the three combined Portfolios exceeds $250 million. [In addition, the fee payable by the Limited Maturity Portfolio is subject to further reductions to the extent the combined assets of the Portfolios exceed $400 million and $550 million.] The reductions shall be applicable to each Portfolio regardless of size on a "uniform percentage" basis. Determination of the portion of the net assets of each Portfolio to which the reduced rates are applicable is made by multiplying the net assets of that Portfolio by "uniform percentages", derived by dividing the amount by which the combined assets of all Portfolios exceed the various applicable breakpoints by such combined assets.

      Aggregate of                            Rate of Advisory Fee
    average daily net                                  High       Limited
   assets of the three                   Insured       Yield       Maturity
    combined Portfolio                 Portfolio     Portfolio    Portfolio

Not exceeding $250 million                 0.40         0.50        0.40
In excess of $250 million but
   not exceeding $400 million              0.375        0.475       0.375
In excess of $400 million but
  not exceeding $550 million               0.375        0.475       0.350
In excess of $550 million                  0.375        0.475       0.325

          (b) Expense Limitations. In the event the operating expenses of any Portfolio, including the investment advisory fee applicable to such Portfolio payable to the Adviser pursuant to subsection (a) hereof, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to that Portfolio imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its investment advisory fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse such Portfolio in the amount of such excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund and allocated to such Portfolio. Whenever the expenses of any Portfolio exceed a pro rata portion of the applicable annual expense limitations, the estimated amounts of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the advisory fee due to the Adviser.

                             ARTICLE 4.

               Limitation of Liability of the Adviser

            The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or redemption of any securities on the recommendation of the Adviser. Nothing herein contained shall be construed to protect the Adviser against any liability to the Fund or its security holders to which the Adviser shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of the Adviser's obligations and duties under this Agreement or the violation of any applicable law.

                             ARTICLE 5.

                     Activities of the Adviser

            The services of the Adviser under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Adviser, as directors, officers, employees or shareholders or otherwise and that directors, officers, employees or shareholders of the Adviser are or may become similarly interested in the Fund, and that the Adviser is or may become interested in the Fund as shareholder or otherwise.

                             ARTICLE 6.

            Duration and Termination of this Agreement

            This Agreement shall become effective as of the date first above written and shall remain in force until December 31, 1981 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding shares of the Fund including a majority of the outstanding shares of each Portfolio, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

           This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding shares of the Fund, or by the Adviser on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                             ARTICLE 7.

                            Definitions.

            The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act. As used with respect to the Fund or any of its Portfolios, the term "majority of the outstanding shares" means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than SOW of the outstanding shares.

                             ARTICLE 8.

                   Amendments of this Agreement

            This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Fund, or by the vote of a majority of outstanding shares of the Fund, including a majority of the outstanding shares of each Portfolio, and (ii) a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                             ARTICLE 9.

                           Governing Law

           The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   MERRILL LYNCH MUNICIPAL BOND
                                   FUND, INC.

                                   By
                                      -------------------------
                                              President

Attest:


-------------------------
      Secretary

                                   FUND ASSET MANAGEMENT, INC.


                                   By
                                      -------------------------
                                            Vice President


Attest:


-------------------------
      Secretary